EXHIBIT 10.6

TERMINATION AGREEMENT AND RELEASE

This TERMINATION AGREEMENT AND RELEASE ("Agreement") is made and entered into as of this 5th  day of April, 2016 (the “Effective Date”), by and between EMS Find, Inc., a Nevada corporation with offices located at 73 Buck Road, Suite 2, Huntingdon Valley, PA 19006 (the “Company”), and Johnny Falcones ("Falcones").

WHEREAS, Falcones has been employed by the Company pursuant to an employment agreement between Falcones, Viva Entertainment Group, Inc., a subsidiary of the Company (“Viva”), and the Company effective as of October 23, 2016 (referred to herein as the “Employment Agreement”), and a Director’s Engagement Agreement, dated as of October 28, 2016; and

WHEREAS, on April 5, 2016, the Company agreed to sell Viva to Black River Petroleum Corp., a Nevada corporation (“BRPC”), in a transaction in which Falcones will acquire a control block of BRPC common stock and be appointed as a director and as the President and Chief Executive Officer of BRPC; and

WHEREAS, on April  5, 2016, Falcones resigned as a Director of the Company; and

WHEREAS, the parties mutually desire, due to the transaction with BRPC, to enter into this Agreement to effectuate the termination of Falcones’s employment with Viva and his term as a director of the Company and to set forth the respective obligations and rights of Falcones and Company; and

WHEREAS, Falcones is desirous of retaining Steve Rubakh as a consultant to BRPC, once Falcones is acting as the Chief Executive Officer of BRPC;

NOW, THEREFORE, in consideration of the mutual promises set forth below, the parties agree as follows:

1.

Termination of Employment.  The Company and Falcones agree that Falcones’s employment with Viva under the terms of the Employment Agreement is terminated as of the Effective Date (the “Termination Date”).  Falcones shall receive no further payments, benefits, compensation or other consideration of any kind, pro rata or otherwise, pursuant to the Employment Agreement.

2.

Termination of Director Engagement Agreement.  As of the Termination Date, Falcones hereby resigns as a director of the Company, and is relieved of all the duties and responsibilities of a member of the Board of Directors of the Company.

3.

Assignment of Common Stock Purchase Warrant. Falcones is the record owner of a common stock purchase warrant (the “Warrant”), issued October 28, 2016, to purchase 3,000,000 shares of common stock of Company.  The Warrant was granted to Falcones by the Company.  In connection with the execution of this Agreement, Falcones shall deliver an assignment of the Warrant and the Warrant as instructed by the Company.  Falcones agrees to use his best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to return the Warrant to the Company.

4.

Confidentiality, Return of Property. Falcones recognizes that any knowledge or information of any type whatsoever of a confidential nature relating to the business of the Company or any of its parents, subsidiaries, divisions or affiliates, including, without limitation, all types of trade secrets, client lists or information, information regarding product development, production methods and processes, marketing plans, management organization, operating policies or manuals, performance results, business plans, financial records, or other financial, commercial, business or technical information (collectively “Confidential Information”), must be protected as confidential, and not copied, disclosed or used other than for the benefit of the Company at any time, unless and until such knowledge or information is in the public domain through no wrongful act by Falcones or any other person.  Falcones further agrees not to divulge to anyone (other than the Company or any persons employed or designated by the Company), publish or make use of any such Confidential Information without the prior written consent of the Company, except by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency.  Falcones further agrees that not later than the Effective Date he will return to the Company all of its property and documents (and any copies thereof) including, without limitation, all Confidential Information, all computer software and disks, all reports, memoranda, notes, records, projections, lists, Company or client financial information, keys, credit cards, and equipment.  Falcones further agrees that he will abide by the terms and conditions of section 6 of the Employment Agreement, which shall survive this Agreement and continue in full force and effect according to its stated terms following the Termination Date.

5.

Enforceability.  If a court rules that any provision of this Agreement is not enforceable in the manner set forth in this Agreement, that provision should be enforceable to the maximum extent possible under applicable law and should be reformed accordingly.  If a court rules that any provision of this Agreement is invalid or unenforceable, that ruling shall not affect the validity or enforceability of the other portions of this Agreement, which shall continue in full force and effect.

6.

Entire Agreement.  Except as expressly provided for in this Agreement, this Agreement supersedes any and all prior oral and/or written agreements between the Company and Falcones, including any existing oral or written agreements with respect to Falcones’s employment with the Company, except that the provisions of section 6 of the Employment Agreement shall survive this Agreement.

7.

Amendment.  This Agreement cannot be amended, except by a written document signed by the party against whom enforcement of any such amendment is sought.

8.

Legal Counsel.  Falcones has had ample time to consult with an attorney before signing this Agreement and acknowledges that he has been advised to consult with an attorney before signing this Agreement.

9.

Notices.  All notices under this Agreement must be in writing and must be sent via certified mail to the appropriate addresses set forth below:

If to Company:

EMS Find, Inc.

73 Buck Road, Suite 2

Huntingdon Valley, PA 19006

ATTN: Chief Executive Officer

If to Falcones:

Johnny Falcones

143-41 84th Drive, #4e

Briarwood, New York, 11435

10.

Governing Law.  This Agreement shall be interpreted in accordance with the laws of the Commonwealth of Pennsylvania, without regard to its principles of conflicts of law.  Any action relating to this Agreement shall be instituted in the Commonwealth of Pennsylvania, Bucks County, and the parties agree to submit to the jurisdiction of the state and federal courts of Pennsylvania for this purpose.

IN WITNESS WHEREOF, the Parties hereto have caused this Release to be executed as of the day and year above written.

/s/ Johnny Falcones

________________________________

JOHNNY FALCONES

_________________________________

Dated:  April 5, 2016

WITNESS

EMS FIND, INC.

/s/ Steve Rubakh

By:

_________________________

Steve Rubakh

Chief Executive Officer

Dated:  April 5, 2016

VIVA ENTERTAINMENT GROUP, INC.

/s/ Johnny Falcones

By:

_________________________

Johnny Falcones

Chief Executive Officer

Dated:  April 5, 2016